Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141, Ext. 3038

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2021 RESULTS

MOUNT AIRY, N.C., April 22, 2021 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its second quarter ended April 3, 2021.

Second Quarter 2021 Results

Insteel’s second quarter results were favorably impacted by continued strong demand for its reinforcing products. Net earnings increased to $14.9 million, or $0.76 per diluted share, from $4.4 million, or $0.23 per share, in the same period a year ago.

Net sales increased 21.0% to $139.0 million from $114.9 million in the prior year quarter driven by a 15.0% increase in average selling prices and a 5.2% increase in shipments. On a sequential basis, average selling prices increased 12.7% while shipments increased 3.1%. The average selling price increase was largely the result of price increases implemented across all product lines during the quarter to recover rapidly escalating raw material costs.

Gross margin widened 840 basis points to 21.7% from 13.3% in the prior year quarter primarily due to higher spreads between selling prices and raw material costs. Insteel’s net earnings for the current quarter reflect a $0.8 million increase in cash surrender value of life insurance policies, which reduced selling, general and administrative (“SG&A”) expense, increasing net earnings per share by $0.03. Net earnings for the prior year quarter reflect a $1.2 million decrease in cash surrender value of life insurance policies, which reduced net earnings per share by $0.05.

Operating activities generated $15.3 million of cash compared with using $3.0 million in the prior year quarter primarily due to an increase in earnings. Working capital used $0.8 million of cash in the current year quarter as compared to using $13.8 million in the prior year quarter.

Six Month 2021 Results

Net earnings for the first six months of fiscal 2021 increased to $23.1 million, or $1.18 per diluted share, from $4.9 million, or $0.25 per diluted share, in the same period a year ago. Net sales increased 21.7% to $258.6 million from $212.4 million in the prior year period driven by a 12.7% increase in shipments and an 8.0% increase in average selling prices. Gross margin widened 930 basis points to 19.4% from 10.1% due to higher spreads and the increase in shipments. Insteel’s net earnings for the current year period reflect a $1.2 million increase in the cash surrender value of life insurance policies, which reduced SG&A expense and $1.2 million of restructuring charges related to the Company’s March 16, 2020 acquisition of substantially all the assets of Strand-Tech Manufacturing, Inc. (“STM”), which, in the aggregate, offset resulting in no impact on net earnings per share.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Net earnings for the prior year period reflect a $0.9 million decrease in the cash surrender value of life insurance policies and $0.3 million of restructuring charges and acquisition costs related to the STM acquisition, which, in the aggregate, reduced net earnings per share by $0.05.

Operating activities provided $29.2 million of cash compared with providing $26.6 million in the prior year period primarily due to an increase in earnings. Working capital used $1.3 million of cash in the current year period as compared to providing $10.8 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2021 increased to $8.8 million from $2.4 million in the prior year period and are expected to total up to $20.0 million in 2021 to complete the upgrade and redeployment of the STM assets, support the growth of our engineered structural mesh business, invest in our information systems, and fund recurring maintenance requirements.

Insteel ended the quarter debt-free with $58.9 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to the second half of our fiscal year, we expect solid performance given the favorable trends in non-residential construction markets along with the usual seasonal upturn in demand,” commented H.O. Woltz III, Insteel’s president and CEO. “Recent private non-residential construction leading indicators are signaling a rebound in activity close to pre-pandemic levels and public construction activity has remained resilient which causes us to be optimistic about the demand environment for the next couple of quarters.”

Woltz continued, “Over the last year we have pursued anti-dumping and countervailing duty trade cases against sixteen countries we believe violated U.S. trade law with respect to their exports of PC strand and standard welded wire reinforcement to U.S. markets. We are pleased to report that we have received favorable determinations in the cases and expect to obtain margins against every country and every company we targeted. This lengthy process should wrap up by the end of our third quarter. Our success in addressing illegal trading practices should restore balance in our markets for years to come.”

“During our third and fourth quarters, we expect to confront extremely tight supply conditions and escalating prices in both the domestic and international markets for steel wire rod, our primary raw material. Delivery performance by our suppliers may be unpredictable which could lead to scheduling and operational inefficiencies as we seek to fulfill commitments to our customers. While we expect a favorable impact on gross margin as we pass rising costs through the supply chain, it should normalize once raw material markets stabilize.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 3, 2020.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 3, 2020 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 3,	March 28,	April 3,	March 28,
	2021	2020	2021	2020

Net sales	$138,999	$114,859	$258,604	$212,428
Cost of sales	108,771	99,576	208,525	190,908
Gross profit	30,228	15,283	50,079	21,520
Selling, general and administrative expense	10,330	9,602	18,883	15,346
Restructuring charges, net	545	149	1,202	149
Acquisition costs	-	187	-	187
Other expense (income), net	75	(18)	88	(43)
Interest expense	24	26	49	52
Interest income	(5)	(204)	(10)	(430)
Earnings before income taxes	19,259	5,541	29,867	6,259
Income taxes	4,339	1,177	6,804	1,340
Net earnings	$14,920	$4,364	$23,063	$4,919

Net earnings per share:
Basic	$0.77	$0.23	$1.19	$0.26
Diluted	0.76	0.23	1.18	0.25

Weighted average shares outstanding:
Basic	19,328	19,272	19,319	19,266
Diluted	19,517	19,386	19,476	19,378

Cash dividends declared per share	$0.03	$0.03	$1.56	$0.06

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)			(Unaudited)
	April 3,	January 2,	October 3,	March 28,
	2021	2021	2020	2020
Assets
Current assets:
Cash and cash equivalents	$58,940	$50,182	$68,688	$40,363
Accounts receivable, net	58,123	49,224	53,817	54,912
Inventories	68,623	64,276	68,963	71,685
Other current assets	6,556	5,201	5,570	9,312
Total current assets	192,242	168,883	197,038	176,272
Property, plant and equipment, net	104,680	101,351	101,392	111,674
Intangibles, net	8,095	8,331	8,567	8,951
Goodwill	9,745	9,745	9,745	9,624
Other assets	22,099	21,641	21,160	12,514
Total assets	$336,861	$309,951	$337,902	$319,035

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$44,941	$31,761	$38,961	$38,438
Accrued expenses	14,252	15,012	14,717	9,687
Total current liabilities	59,193	46,773	53,678	48,125
Long-term debt		-	-	-
Other liabilities	18,932	19,444	19,421	20,079
Commitments and contingencies
Shareholders' equity:
Common stock	19,341	19,314	19,304	19,283
Additional paid-in capital	77,351	76,716	76,387	75,661
Retained earnings	164,000	149,660	171,068	158,135
Accumulated other comprehensive loss	(1,956)	(1,956)	(1,956)	(2,248)
Total shareholders' equity	258,736	243,734	264,803	250,831
Total liabilities and shareholders' equity	$336,861	$309,951	$337,902	$319,035

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 3,	March 28,	April 3,	March 28,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net earnings	$14,920	$4,364	$23,063	$4,919
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,590	3,513	7,200	6,991
Amortization of capitalized financing costs	16	16	32	32
Stock-based compensation expense	710	941	934	1,127
Deferred income taxes	(402)	419	(466)	605
Loss on sale and disposition of property, plant and equipment	83	2	115	2
Increase in cash surrender value of life insurance policies over premiums paid	(804)	-	(1,168)	-
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(8,899)	(15,647)	(4,306)	(6,870)
Inventories	(4,347)	(3,261)	340	2,338
Accounts payable and accrued expenses	12,430	5,072	2,677	15,297
Other changes	(2,008)	1,614	818	2,167
Total adjustments	369	(7,331)	6,176	21,689
Net cash provided by (used for) operating activities	15,289	(2,967)	29,239	26,608

Cash Flows From Investing Activities:
Acquisition of business	-	(21,500)	-	(21,500)
Capital expenditures	(5,908)	(1,768)	(8,768)	(2,368)
Decrease (increase) in cash surrender value of life insurance policies	-	710	(197)	668
Proceeds from sale of assets held for sale	-	-	19	-
Proceeds from surrender of life insurance policies	5	6	23	6
Net cash used for investing activities	(5,903)	(22,552)	(8,923)	(23,194)

Cash Flows From Financing Activities:
Cash dividends paid	(580)	(1,156)	(30,131)	(1,156)
Proceeds from long-term debt	89	68	134	135
Principal payments on long-term debt	(89)	(68)	(134)	(135)
Payment of employee tax withholdings related to net share transactions	(97)	(76)	(110)	(76)
Cash received from exercise of stock options	49	-	177	-
Net cash used for financing activities	(628)	(1,232)	(30,064)	(1,232)

Net increase (decrease) in cash and cash equivalents	8,758	(26,751)	(9,748)	2,182
Cash and cash equivalents at beginning of period	50,182	67,114	68,688	38,181
Cash and cash equivalents at end of period	$58,940	$40,363	$58,940	$40,363

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$5,717	$261	5,812	275
Non-cash investing and financing activities:
Receivable related to post-closing purchase price adjustment for business acquired	-	3,113	-	3,113
Purchases of property, plant and equipment in accounts payable	1,357	274	1,357	274
Restricted stock units and stock options surrendered for withholding taxes payable	97	76	110	76
Accrued liability related to holdback for business acquired	-	1,000	-	1,000

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